Exhibit 10.7
FORM OF AMENDMENT TO
<<2010>> <<2011>> TIME-VESTING RESTRICTED STOCK UNIT AWARD AGREEMENT

This AMENDMENT TO TIME-VESTING RESTRICTED STOCK UNIT AWARD AGREEMENT (this “Amendment”) is entered into as of April 18, 2012, by and between Celanese Corporation (the “Company”) and <<NAME>> (the “Participant”), and amends that certain Time-Vesting Restricted Stock Unit Award Agreement dated as of <<Original Date>> (the “Agreement”), by and between the Company and the Participant.

WHEREAS, the Company and the Participant desire to amend certain provisions of the Agreement to implement the Company’s retirement policy for equity awards.

In consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, the parties agree as follows:

1. Effects of Certain Events Prior to Vesting. Section 4 of the Agreement is hereby amended to implement retirement provisions and is therefore amended and restated to read in its entirety as follows:

4.     Effects of Certain Events Prior to Vesting:
(a)Upon the termination of the Participant’s employment by the Company without Cause or due to the Participant’s Retirement, death or Disability, a prorated portion of the RSUs that remain unvested will vest in an amount equal to (i) the unvested RSUs in each Vesting Period multiplied by (ii) a fraction, the numerator of which is the number of complete and partial calendar months from the Grant Date to the date of termination without Cause or due to the Participant’s Retirement, death or Disability, and the denominator of which is the number of complete and partial calendar months in each applicable Vesting Period, such product to be rounded up to the nearest whole number. In the case of
(1) termination without Cause, (A) such prorated number of unvested RSUs shall vest on the respective remaining Vesting Dates and will be subject to any applicable taxes under Section 8 upon such vesting, (B) a portion of such prorated RSUs, <<hold percent>> (Holding Period RSUs), which may be rounded up in each case to avoid fractional shares, will be non-transferable upon vesting and subject to a holding period requirement as provided in Section 3, with the effect that such portion of the prorated RSUs shall be treated as Holding Period RSUs, and shall be settled under Section 5(b) on the Delivery Date, subject to any applicable taxes under Section 8 on the Delivery Date, and (C) the remaining portion of such RSUs, <<transferable percent>> (Transferable RSUs), which may be rounded in each case to avoid fractional shares, will be settled in accordance with the provisions of Section 5(a) following the applicable Vesting Date, subject to any applicable taxes under Section 8; and
(2) separation as a result of Retirement, (A) such prorated number of unvested RSUs shall vest on the respective remaining Vesting Dates and will be subject to any applicable taxes under Section 8 upon such vesting, (B) a portion of such prorated RSUs, <<hold percent>> (Holding Period RSUs), which may be rounded up in each case to avoid fractional shares, will be non-transferable upon vesting and subject to a holding period requirement as provided in Section 3, with the effect that such portion of the prorated RSUs shall be treated as Holding Period RSUs, and shall be settled under Section 5(b) on the Delivery Date, subject to any applicable taxes under Section 8 on the Delivery Date, and (C) the remaining portion of such RSUs, <<transferable percent>> (Transferable RSUs), which may be rounded in each case to avoid fractional shares, will be settled in accordance with the provisions of Section 5(a) following the applicable Vesting Date, subject to any applicable taxes under Section 8. As a condition to the vesting provisions upon Retirement contained in this subsection, the Participant shall enter into a separation agreement with the Company upon Retirement that includes two-year noncompetition and non-solicitation covenants in a form acceptable to the Company. Any outstanding Holding Period RSUs as of Retirement, and any unvested RSUs that may vest after Retirement, will continue to be subject to the holding period requirement until the applicable Delivery Date; and
(3) termination by reason of the Participant’s death or Disability, such prorated number of RSUs shall vest on the respective remaining Vesting Dates and will be subject to any applicable taxes under Section 8 upon such vesting, and a number of Common Shares equal to such prorated number of RSUs shall be delivered to the Participant or beneficiary within thirty (30) days following the original applicable Vesting Date.
The remaining unvested portion of the Award shall be immediately forfeited and cancelled without consideration as of the date of the Participant’s termination of employment without Cause or due to the Participant’s Retirement, death or disability.
(b)Upon the termination of the Participant’s employment for any other reason, the unvested portion of the Award shall be immediately forfeited and cancelled without consideration as of the date of the Participant’s termination of employment, and any Holding Period RSUs shall remain subject to the provisions of this Agreement until the applicable Delivery Date, except in the case of a termination for Cause, in which case the Holding Period RSUs (if any) shall be immediately forfeited and cancelled without consideration as of such date.
2. Definitions. Section 23 is hereby amended to add a definition of Retirement as follows:
(d)“Retirement” of the Participant shall mean a voluntary separation from service on or after the date when the Participant is both 55 years of age and has ten years of service with the Company.

3. No Other Amendments. Except as expressly provided in this Amendment, the Agreement remains in full force and effect.

IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment as of the day and year first above written.

PARTICIPANT:	Celanese Corporation:

By: _________________________________	By: _________________________________
<<NAME>>	Mark C. Rohr
Executive ID: <<Personnel Number>>	Chairman and Chief Executive Officer

Date: ________________________________

Schedule of Executive Officers

Douglas M. Madden
Jay C. Townsend

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